TEMPUR SEALY REPORTS THIRD QUARTER 2019 RESULTS
- Net Sales Increased 12.5%, Direct Channel Net Sales Increased 62%
- Margins Expanded, Net Income and EPS Up Over 70%
-Financial Guidance Raised

LEXINGTON, KY, October 31, 2019 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the third quarter ended September 30, 2019. The Company also raised its financial guidance for the full year 2019.

THIRD QUARTER 2019 FINANCIAL SUMMARY

•
Total net sales increased 12.5% to $821.0 million as compared to $729.5 million in the third quarter of 2018. On a constant currency basis(1), total net sales increased 13.4%, with an increase of 14.6% in the North America business segment and an increase of 8.0% in the International business segment.

•	Gross margin was 43.9% as compared to 41.1% in the third quarter of 2018.

•
Operating income increased 42.4% to $120.6 million as compared to $84.7 million in the third quarter of 2018. Adjusted operating income(1) was $97.8 million in the third quarter of 2018. There were no adjustments to operating income in the third quarter of 2019.

•
Net income increased 73.3% to $73.3 million as compared to $42.3 million in the third quarter of 2018. Adjusted net income(1) increased 29.2% to $72.5 million as compared to $56.1 million in the third quarter of 2018.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) increased 33.7% to $150.7 million as compared to $112.7 million for the third quarter of 2018. Adjusted EBITDA(1) increased 17.4% to $149.9 million as compared to $127.7 million in the third quarter of 2018.

•
Earnings per diluted share ("EPS") increased 70.1% to $1.31 as compared to $0.77 in the third quarter of 2018. Adjusted EPS(1) increased 27.5% to $1.30 as compared to $1.02 in the third quarter of 2018.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(1)
	September 30, 2019	September 30, 2018
Net sales	$821.0	$729.5	12.5%	13.4%
Net income	73.3	42.3	73.3%	75.4%
EBITDA (1)	150.7	112.7	33.7%	34.9%
Adjusted EBITDA (1)	149.9	127.7	17.4%	18.5%
EPS	1.31	0.77	70.1%	72.7%
Adjusted EPS (1)	1.30	1.02	27.5%	29.4%

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “We are pleased to report double-digit growth in sales of both Tempur-Pedic and Sealy products, with robust sales growth across geographies, brands and price points. It is clear that our investments in innovative products, reliable manufacturing and direct distribution are allowing us to win in the marketplace.  In fact, during the third quarter we recognized the highest gross profit in the company’s history, greater than what was generated previously across a larger presence. Our double-digit growth in operating income and adjusted EBITDA allows us to continue investing in our plants, products and people, while repurchasing our stock and strengthening our balance sheet by reducing our financial leverage.”

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 14.5% to $682.0 million as compared to $595.8 million in the third quarter of 2018. On a constant currency basis(1), North America net sales increased 14.6% as compared to the third quarter of 2018. Gross margin was 42.1% as compared to 38.5% in the third quarter of 2018. Adjusted gross margin(1) was 39.9% in the third quarter of 2018. Operating margin was 17.6% as compared to 13.7% in the third quarter of 2018. Adjusted operating margin(1) was 15.9% in the third quarter of 2018.

North America net sales through the wholesale channel increased $48.6 million, or 8.8%, to $602.2 million as compared to the third quarter of 2018. North America net sales through the direct channel increased $37.6 million, or 89.1%, to $79.8 million, as compared to the third quarter of 2018, driven primarily by growth from company-owned stores, which includes the acquisition of Sleep Outfitters. North America net sales through the direct channel increased 37%, excluding Sleep Outfitters, as compared to the third quarter of 2018.

North America gross margin improved 220 basis points as compared to adjusted gross margin(1) in the third quarter of 2018. The improvement was primarily driven by Tempur merchandising mix, pricing benefits and lower commodity costs. These improvements were partially offset by inefficiencies associated with new distribution. North America operating margin improved 170 basis points as compared to adjusted operating margin(1) in the third quarter of 2018. The improvement in operating margin was driven by the improvement in gross margin, partially offset by increased variable compensation expense.

International net sales increased 4.0% to $139.0 million as compared to $133.7 million in the third quarter of 2018. On a constant currency basis(1), International net sales increased 8.0% as compared to the third quarter of 2018. Gross margin was 53.1% as compared to 53.0% in the third quarter of 2018. Operating margin was 19.6% as compared to 19.3% in the third quarter of 2018. Adjusted operating margin(1) was 19.6% in the third quarter of 2018.

International net sales through the wholesale channel increased $0.6 million, or 0.6%, to $107.9 million as compared to the third quarter of 2018. International net sales through the direct channel increased $4.7 million, or 17.8%, to $31.1 million as compared to the third quarter of 2018.

International gross margin improved 10 basis points as compared to gross margin in the third quarter of 2018. International operating margin was flat as compared to adjusted operating margin(1) in the third quarter of 2018.

Corporate operating expense increased to $26.5 million as compared to $23.0 million in the third quarter of 2018.

The Company ended the third quarter of 2019 with total debt of $1.6 billion and consolidated indebtedness less netted cash(1) of $1.5 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.22 times for the trailing twelve months ended September 30, 2019. During the third quarter of 2019, the Company repurchased 0.7 million shares of its common stock for a total cost of $50.0 million. As of September 30, 2019, the Company had approximately $174.7 million available under its existing share repurchase authorization.

Consolidated net income increased 73.3% to $73.3 million as compared to $42.3 million in the third quarter of 2018. Adjusted net income(1) increased 29.2% to $72.5 million as compared to $56.1 million in the third quarter of 2018. EPS increased 70.1% to $1.31 as compared to $0.77 in the third quarter of 2018. Adjusted EPS(1) increased 27.5% to $1.30 as compared to $1.02 in the third quarter of 2018.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “This marks the sixth consecutive quarter of adjusted EPS growth driven almost entirely by improved operating performance versus share buy backs. I am also pleased to report that we have hired over 600 new employees this year and invested tens of millions of dollars in property, plant, and equipment to drive future performance."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

The Company raised its financial guidance for 2019. For the full year 2019, the Company currently expects adjusted EBITDA(1) to range from $485 million to $500 million, raising the mid-point by $28 million. This increase of the mid-point is driven by the above-expectations performance of the North America business during the third quarter and the more favorable outlook in timing for the Company's launch and channel fill with Mattress Firm, partially offset by the increases to variable compensation. At the mid-point, this would represent growth of 16% versus the reported full year 2018 adjusted EBITDA(1).

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

Adjusted EBITDA as used in connection with the Company's 2019 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in 2019 but would not impact adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company’s full year 2019 GAAP financial results.

2019 Credit Agreement

On October 16, 2019, the Company entered into a senior secured credit agreement ("2019 Credit Agreement") with a syndicate of banks, replacing the Company's previous senior secured credit agreement dated April 6, 2016 ("2016 Credit Agreement").

For additional information, please refer to Exhibit 10.1 to the Current Report on Form 8-K dated October 17, 2019.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, October 31, 2019, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness, and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding EBITDA and adjusted EBITDA for 2019 and performance generally for 2019 and subsequent periods and the Company's expectations for increasing sales growth, product launches, channel growth and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally (including the impact of highly inflationary economies) on the Company's business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the ability to continuously improve and expand the Company's product line, the ability to maintain efficient, timely and cost-effective production and delivery of products, and manage growth generally and in connection with the new or expanded supply agreements with Mattress Firm, Inc., Big Lots, Inc. and Beter Bed Holding N.V.; the effects of consolidation of retailers on revenues and costs; competition in the Company's industry; consumer acceptance of the Company's products; the effects of discontinued operations on the Company’s operating results and future performance; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors; financial solvency and related problems experienced by other market participants; the Company's ability to execute on its strategy to optimize and integrate assets of Innovative Mattress Solutions, LLC acquired by an affiliate of the Company (Sleep Outfitters); the Company's reliance on information technology and associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; the Company’s capital structure and debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company’s reported earnings; changing commodity costs; disruptions in the supply of raw materials, or loss of suppliers; expectations regarding our target leverage and the Company’s share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company’s ability to protect its intellectual property; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2019	2018		2019	2018
Net sales	$821.0	$729.5	12.5%	$2,234.7	$2,026.8	10.3%
Cost of sales	460.4	429.5		1,278.9	1,189.3
Gross profit	360.6	300.0	20.2%	955.8	837.5	14.1%
Selling and marketing expenses	168.6	145.9		485.4	444.6
General, administrative and other expenses	75.3	73.2		218.7	206.0
Equity income in earnings of unconsolidated affiliates	(3.9)	(3.8)		(10.4)	(11.5)
Operating income	120.6	84.7	42.4%	262.1	198.4	32.1%

Other expense, net:
Interest expense, net	20.8	23.6		65.7	69.5
Other expense (income), net	1.3	1.4		(6.5)	(1.8)
Total other expense, net	22.1	25.0		59.2	67.7

Income from continuing operations before income taxes	98.5	59.7	65.0%	202.9	130.7	55.2%
Income tax provision	(26.1)	(15.6)		(58.8)	(34.4)
Income from continuing operations	72.4	44.1	64.2%	144.1	96.3	49.6%
Gain (loss) from discontinued operations, net of tax	0.8	(2.7)		(0.8)	(10.9)
Net income before non-controlling interest	73.2	41.4	76.8%	143.3	85.4	67.8%
Less: Net loss attributable to non-controlling interest	(0.1)	(0.9)		—	(2.8)
Net income attributable to Tempur Sealy International, Inc.	$73.3	$42.3	73.3%	$143.3	$88.2	62.5%

Earnings per common share:

Basic
Earnings per share for continuing operations	$1.33	$0.83		$2.63	$1.82
Gain (loss) per share for discontinued operations	0.01	(0.05)		(0.01)	(0.20)
Earnings per share	$1.34	$0.78	71.8%	$2.62	$1.62	61.7%

Diluted
Earnings per share for continuing operations	$1.30	$0.82		$2.57	$1.80
Gain (loss) per share for discontinued operations	0.01	(0.05)		(0.01)	(0.20)
Earnings per share	$1.31	$0.77	70.1%	$2.56	$1.60	60.0%

Weighted average common shares outstanding:
Basic	54.6	54.5		54.7	54.4
Diluted	55.8	55.1		56.0	55.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2019	December 31, 2018
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$52.9	$45.8
Accounts receivable, net	431.2	321.5
Inventories	270.8	222.3
Prepaid expenses and other current assets	205.6	215.8
Total Current Assets	960.5	805.4
Property, plant and equipment, net	431.5	420.8
Goodwill	730.4	723.0
Other intangible assets, net	644.0	649.3
Operating lease right-of-use assets	227.2	—
Deferred income taxes	13.6	22.6
Other non-current assets	95.9	94.3
Total Assets	$3,103.1	$2,715.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$276.2	$253.0
Accrued expenses and other current liabilities	486.4	359.2
Current portion of long-term debt	60.1	47.1
Income taxes payable	25.3	9.7
Total Current Liabilities	848.0	669.0
Long-term debt, net	1,509.5	1,599.1
Long-term operating lease obligations	186.2	—
Deferred income taxes	110.1	117.5
Other non-current liabilities	112.8	112.3
Total Liabilities	2,766.6	2,497.9

Total Stockholders' Equity	336.5	217.5
Total Liabilities and Stockholders' Equity	$3,103.1	$2,715.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interest	$143.3	$85.4
Loss from discontinued operations, net of tax	0.8	10.9
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	66.7	65.2
Amortization of stock-based compensation	20.0	19.6
Non-cash lease expense	3.6	—
Amortization of deferred financing costs	1.7	1.8
Bad debt expense	7.3	9.7
Deferred income taxes	0.5	9.2
Dividends received from unconsolidated affiliates	12.8	13.0
Equity income in earnings of unconsolidated affiliates	(10.4)	(11.5)
Loss on disposal of assets	0.3	2.2
Foreign currency adjustments and other	(5.8)	(2.4)
Changes in operating assets and liabilities	(39.1)	(72.5)
Net cash provided by operating activities from continuing operations	201.7	130.6

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(61.9)	(55.8)
Other	(2.1)	0.3
Net cash used in investing activities from continuing operations	(64.0)	(55.5)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	602.5	863.0
Repayments of borrowings under long-term debt obligations	(678.5)	(922.7)
Proceeds from exercise of stock options	12.8	4.2
Treasury stock repurchased	(55.5)	(3.5)
Payment of deferred financing costs	(0.1)	—
Other	(6.0)	(4.7)
Net cash used in financing activities from continuing operations	(124.8)	(63.7)

Net cash provided by continuing operations	12.9	11.4

CASH USED IN DISCONTINUED OPERATIONS:
Operating cash flows, net	(1.7)	(17.6)
Investing cash flows, net	—	(0.2)
Financing cash flows, net	—	—
Net cash used in discontinued operations	(1.7)	(17.8)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(4.1)	(2.1)
Increase (decrease) in cash and cash equivalents	7.1	(8.5)
CASH AND CASH EQUIVALENTS, beginning of period	45.8	41.9
CASH AND CASH EQUIVALENTS, end of period	52.9	33.4
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	1.3
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$52.9	$32.1

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
(in millions)	Consolidated		North America (c)		International
	2019	2018	2019	2018	2019	2018
Wholesale (a)	$710.1	$660.9	$602.2	$553.6	$107.9	$107.3
Direct (b)	110.9	68.6	79.8	42.2	31.1	26.4
	$821.0	$729.5	$682.0	$595.8	$139.0	$133.7

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.
(c)
Sleep Outfitters' sales have been reclassified into the Direct channel for 2019 due to the acquisition on April 1, 2019. Sleep Outfitters, previously a third party retailer, had historically been part of our Wholesale channel.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of net income to adjusted net income and a calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s net income to adjusted net income and a calculation of adjusted EPS for the three months ended September 30, 2019 and 2018:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2019	September 30, 2018
Net income	$73.3	$42.3
(Gain) loss from discontinued operations, net of tax (1)	(0.8)	2.7
Restructuring costs (2)	—	10.4
Supply chain transition costs (3)	—	4.5
Tax adjustments (4)	—	(3.8)
Adjusted net income	$72.5	$56.1

Adjusted earnings per common share, diluted	$1.30	$1.02

Diluted shares outstanding	55.8	55.1

Adjusted Gross Profit and Adjusted Gross Profit, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and of operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the Company's reported gross profit and operating income (expense) for the three months ended September 30, 2019 . The Company had no adjustments to gross profit and operating income (expense) for the three months ended September 30, 2019.

	3Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$821.0		$682.0		$139.0		$—

Gross profit	$360.6	43.9%	$286.8	42.1%	$73.8	53.1%	$—

Operating income (expense)	$120.6	14.7%	$119.8	17.6%	$27.3	19.6%	$(26.5)
The following table sets forth the reconciliation of the Company's reported gross profit, gross margin, operating income (expense) and operating margin to the calculation of adjusted gross profit, adjusted gross margin, adjusted operating income (expense) and adjusted operating margin for the three months ended September 30, 2018.

	3Q 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$729.5		$595.8		$133.7		$—

Gross profit	$300.0	41.1%	$229.2	38.5%	$70.8	53.0%	$—
Adjustments:
Restructuring costs (2)	4.9		4.9		—		—
Supply chain transition costs (3)	3.7		3.7		—		—
Adjusted gross profit	$308.6	42.3%	$237.8	39.9%	$70.8	53.0%	$—

Operating income (expense)	$84.7	11.6%	$81.9	13.7%	$25.8	19.3%	$(23.0)
Adjustments:
Restructuring costs (2)	9.4		9.0		0.4		—
Supply chain transition costs (3)	3.7		3.7		—		—
Adjusted operating income (expense)	$97.8	13.4%	$94.6	15.9%	$26.2	19.6%	$(23.0)

EBITDA, Adjusted EBITDA and Consolidated Indebtedness Less Netted Cash

The following reconciliations are provided below:

•	Net income to EBITDA and adjusted EBITDA

•	Ratio of consolidated indebtedness less netted cash to adjusted EBITDA

•	Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2019 and 2018:

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Net income	$73.3	$42.3
Interest expense, net	20.8	23.6
Income taxes	26.1	15.6
Depreciation and amortization	30.5	31.2
EBITDA	$150.7	$112.7
Adjustments:
(Gain) loss from discontinued operations, net of tax (1)	(0.8)	2.7
Restructuring costs (2)	—	7.8
Supply chain transition costs (3)	—	4.5
Adjusted EBITDA	$149.9	$127.7

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2019:

Trailing Twelve Months Ended
(in millions)	September 30, 2019
Net income	$155.6
Interest expense, net	88.5
Income taxes	74.0
Depreciation and amortization	115.8
EBITDA	$433.9
Adjustments:
Loss from discontinued operations, net of tax (1)	7.7
Customer-related charges (5)	21.2
Restructuring costs (6)	9.1
Acquisition-related costs and other (7)	6.1
Supply chain transition costs (8)	2.8
Other income (9)	(7.2)
Adjusted EBITDA	$473.6

Consolidated indebtedness less netted cash	$1,524.9

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	3.22 times

On October 16, 2019, the Company entered into the 2019 Credit Agreement with a syndicate of banks, replacing the 2016 Credit Agreement. Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended September 30, 2019, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under either the 2016 Credit Agreement or the 2019 Credit Agreement.

The ratio of adjusted EBITDA under the 2019 Credit Agreement to consolidated indebtedness less netted cash is 3.22 times for the trailing twelve months ended September 30, 2019. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2019. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2019
Total debt, net	$1,569.6
Plus: Deferred financing costs (10)	6.5
Consolidated indebtedness	1,576.1
Less: Netted cash (11)	51.2
Consolidated indebtedness less netted cash	$1,524.9

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the third quarter of 2018, the Company recorded $10.4 million of restructuring costs. These costs included $10.0 million of charges related to the operational alignment of a joint venture that was wholly acquired in the North America business segment, including $2.6 million of depreciation expense and $1.0 million of other expense. Restructuring costs also included $0.4 million of expenses in the International business segment related to International simplification efforts, including headcount reduction and professional fees.

(3)
In the third quarter of 2018, the Company recorded $4.5 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, including $0.8 million of other expense.

(4)	Tax adjustments represent adjustments associated with the aforementioned items and other discrete income tax events.
(5)
On January 11, 2019, Innovative Mattress Solutions ("iMS"), a customer of the Company, prior to its April 1, 2019 acquisition, filed a voluntary petition in U.S. Bankruptcy Court for the Eastern District of Kentucky seeking relief under Chapter 11 of the U.S. Bankruptcy Code. In the fourth quarter of 2018, the Company recorded charges of $21.2 million associated with certain iMS-related assets on the Company's Consolidated Balance Sheet as of December 31, 2018, primarily made up of trade and other receivables, to fully reserve this account at that time.

(6)
In the fourth quarter of 2018, the Company recorded $9.1 million of restructuring costs. These costs included $4.7 million of expenses in the International business segment related to International simplification efforts, including headcount reduction, professional fees, store closures and other costs, and $2.9 million of Corporate professional fees related to restructuring activities. Restructuring costs also included $1.5 million of charges related to the operational alignment of a joint venture that was wholly acquired in the North America business segment, including $0.2 million of other expense, net.

(7)
In the first half of 2019, the Company recorded $6.1 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in the acquisition of substantially all of the net assets of iMS by an affiliate of the Company.

(8)	In the fourth quarter of 2018, the Company recorded $2.8 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities.
(9)	In the first quarter of 2019, the Company recorded $7.2 million of other income related to the sale of its interest in a subsidiary of the Asia-Pacific joint venture.
(10)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(11)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.